Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of May 18, 2016, and is by and between Taso Group LLC, a Florida limited liability company (“Seller”), and (ii) Buckeye Check Cashing of Florida, Inc., an Ohio corporation (“Buyer”). The Buyer and Seller are sometimes referred to collectively herein as the “Parties” and, individually, as a “Party”. In addition, for purposes of the provisions contained in Section 9 hereof, Buckeye Check Cashing of Florida II, LLC, a Delaware limited liability company (“BCCOF II”), hereby executes and delivers this Agreement.

BACKGROUND

A.            Pursuant to that certain Secured Revolving Note dated as of January 31, 2016 to which Buyer and Seller are party (the “Note”), Seller is indebted to Buyer.

B.            An Event of  Default under the Note has occurred and is continuing.

C.            Seller does not believe that it can repay its obligations in full under the Note on the dates required therein.

D.            To maximize its recovery of amounts advanced under the Note, to avoid costs of associated with the possible exercise of remedies and to facilitate an orderly transition of business to Buyer, Buyer has agreed to accept, on the conditions more particularly described herein, the assets more particularly described herein in satisfaction of the obligations under the Note (such acceptance, the “Purchase”).

E.             In connection with the Purchase, Buyer is willing to accept and assume, and Seller desires to assign and delegate, certain liabilities of the Seller as more particularly described herein. Buyer and Seller now desire to execute this Agreement pursuant to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Definitions.

“Effective Date” means the date on which the Purchase is consummated.

“Employees” means those natural persons employed by Seller who worked for the Business immediately prior to the Purchase.

“Excluded Assets” means (a) any books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law and is required by applicable law to retain, (b) Past Due Accounts and (c) items deposited into an account of Seller prior to the consummation of the Purchase.

“Past Due Accounts” means any payday loans for which a check was deposited before the consummation of the Purchase and which check is returned unpaid. and any check cashing transactions consummated prior to consummation of the Purchase where the check is returned unpaid.

2.                                      Assignment and Transfer.

(a)                                 Upon the payment of the Purchase Price, (i) all of Seller’s right, title’ and interest in all assets (including cash and cash equivalents), properties, records (including records relating to Employees to be retained by Buyer), contractual rights, goodwill, going concern value, rights and claims related to, used or useful in or held for use in the check-cashing, payday lending and related business operations conducted by Seller at the locations (the “Locations”) listed on Schedule A hereto (the “Business”), wherever situated and of whatever nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, whether or not reflected on the books and records of Seller (collectively, the “Acquired Assets”) except Excluded Assets, shall be sold, conveyed and otherwise transferred to Buyer and (b) Buyer shall assume: (i) lease obligations arising and payable after the Effective Date with respect to the Locations (excluding any obligations in such leases (the “Business Leases”) pertaining to locations other than the Locations), (ii) obligations to Estrella (or Estrella sublessees) arising out of activities conducted at the Locations after the Effective Date and (iii) obligations arising and payable after the Effective Date with respect to personal property leases for equipment (the “Assumed Liabilities”) and no other liabilities or obligations with respect to the Acquired Assets, including, without limitation, any liabilities or obligations to remittees, such as Western Union, Florida Power & Light, Insight Credit Card Services, other like persons and any individual or with respect to any money order sales, bill payments or like transactions.

(b)                                 The aggregate purchase price for the Purchased Assets shall be $4,820,000 (the “Purchase Price”), which Purchase Price may be paid, (a) at Buyer’s election, with an offset to the amounts owing under the Note), or (b) by wire transfer on the date that the Purchase is consummated. In addition, it is understood and agreed that the Buyer will assume the Assumed Liabilities.

3.                                      Seller Representations: Seller makes the following representations and warranties:

(a)                                 Seller is a limited liability organization duly organized, validly existing and in good standing under the laws of the state of Florida. Seller is duly authorized to, and has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement is enforceable against the Seller in accordance with its terms.

(b)                                 Seller has all licenses necessary or appropriate to conduct the Business as presently conducted.

(c)                                  Seller has good and valid title to all the Acquired Assets.

(d)                                 Other than the security interest granted pursuant to the Loan Documents immediately prior to the Purchase, there are no liens or other security interests on the Acquired Assets; this representation and warranty does not address any purported lien that may be asserted by Landmark Bank against the Acquired Assets through Check Cashing U.S.A. Inc. or any of its affiliates.

(e)                                  With respect to the Locations, no payment of rent or equipment lease obligation is past due.

(f)                                   With respect to the Employees at the Locations, all such Employees have been paid for all work performed through the Effective Date. No employee that worked at any Location prior to the Effective Date has any unused or accrued vacation for which such employee has not been fully reimbursed.

(g)                                  The Acquired Assets include $1,700,000 in cash and net current consumer receivables.

(h)                                 After the consummation of the Purchase and giving effect to the offset of the obligations under the Note, the Seller shall be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.

(i)                                     Seller has the right to deal generally with the customers at the Locations, and the assets at the Locations belong to Seller and are sufficient to operate the Business at the Locations.

(j)                                    Seller shall have substantially complete information relating to its customers and customer accounts.

(k)                                 Seller has not solicited any employee who performs substantial work with respect to the Business to remain with Seller after the Purchase.

(l)                                     Except as described Exhibit B, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller, threatened against the Seller which, individually or in the aggregate, will have a materially adverse effect on the Seller, its results of operations, assets, or condition, financial or otherwise.

(m)                             Since January 31, 2016, there have been no material additions to or dispositions of fixed assets at the Locations.

4.                                      Buyer Representations. Buyer makes the following representations and warranties:

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Buyer is duly authorized to, and has the power and authority to, enter into this Agreement and consummate the transactions contemplated hereby. This Agreement is enforceable against the Buyer in accordance with its terms.

5.                                      Conditions to Closing. The obligation of the Buyer to purchase the Acquired Assets and assume the Assumed Liabilities is subject to the following conditions precedent:

(a)                                 Each of the representations and warranties of Seller are true and correct immediately prior to the Purchase.

(b)                                 Each of the parties (other than affiliates of Buyer) to that certain Membership Interest Purchase Agreement dated as of January 31, 2016 have executed and delivered acknowledgments, UCC financing statement authorizations and releases satisfactory to Buyer with respect to the Acquired Assets.

(c)                                  Seller shall have delivered evidence of the approval of the Purchase by the members (or sole member) of Seller.

(d)                                A Bill of Sale shall have been executed and delivered by Seller.

6.                                     Termination of Loan Documents. Upon the Purchase, the Note and each other Loan Document (as defined in the Note) shall terminate, and the security interests granted thereunder shall be released. Seller shall be entitled to file UCC-3 termination statements upon consummation of the Purchase reflecting the termination of the security interest under the Loan Documents, and Buyer agrees to execute and deliver such documentation reasonably necessary to release its control over any deposit account of Seller subject to a deposit account control agreement. Nothing in this document is intended to limit, terminate or otherwise affect the indemnification rights under the Membership Interest Purchase Agreement dated January 31, 2016 between Buyer and Buckeye Check Cashing of Florida III, LLC.

Notwithstanding anything contained to the contrary contained in this Agreement, the Seller shall continue to be bound by its obligations under Section 7.13 of the Secured Note, and the Seller hereby ratifies and confirms its obligations thereunder; provided, however that (a) iQ Ventures shall no longer be a Retained Vendor (as defined in the Note). (b) Seller’s obligations under such Section 7.13 to the extent any liabilities thereunder are caused by volume reductions attributable to the Purchase by the Buyer shall be reduced by such extent, and (c) to the extent a Retained Vendor executes and delivers an agreement with Seller that releases Buyer from any obligations with respect to a Retained Vendor Agreement (as defined in the Note).

7.                                     Further Acts and Assurances.

(a) The Seller will execute and deliver (or will cause the execution and delivery) from time to time hereafter, at the request of Buyer and at the sole cost and expense of the Seller, all such further instruments of conveyance, assignment and further assurances (including the procuring of any assignment of leases by BCCOF II to Buyer) as may reasonably be required by Buyer in order to vest in and confirm to the Buyer all of the Seller’s right, title and interest in and to the Acquired Assets and the Buyer’s assumption of the Assumed Liabilities, and to otherwise carry out the provisions of this Agreement.

(b) Seller shall reasonably cooperate with any inquiry, audit or examination by any governmental entity with respect to transactions or other business activity at the Locations that occurred prior to the Purchase and after January 31, 2016. Seller shall remit any collections with respect to Acquired Assets forthwith to Buyer.

(c) Buyer shall remit any collections with respect to Past Due Accounts forthwith to Seller.

(d) The Buyer will execute and deliver (or will cause the execution and delivery) from time to time hereafter, at the request of Seller and at the sole cost and expense of the Seller, all such further instruments and further assurances as may reasonably be required by Seller in order to terminate, satisfy or otherwise eliminate all liens, deposit account agreements or other lien, claims or encumbrances Buyer may have against Seller or its assets (other than the Acquired Assets) as a result of the Note or related Loan Documents, and to otherwise carry out the provisions of this Agreement.

(e) The Buyer shall diligently pursue the acquisition of license or licenses necessary to operate the business at the Locations.

8.                                     Transition Fee; Buyer True-up; Use of Store. (I) Buyer will pay Seller $180,000 (the “Transition Fee”) in exchange for Seller’s cooperation in the transition of the Business to Buyer, with such cooperation to include, but not be limited to, assistance with conversion of data relating to the Business to the operating systems of Buyer. The Transition Fee shall be paid in two installments: (a) one Business Day after the date of the Purchase, Buyer shall pay $100,000 to Seller, and (b) on or before 45 days after the Purchase, Buyer shall pay $80,000 to Seller, provided however, that the amount described in this clause 8(b) shall be reduced dollar-for-dollar to the extent Buyer has paid or is required to pay any amounts for the account of Seller after April 15, 2016, and it is understood and agreed that to the extent such items are billed to Buyer after May 12, 2016 (and not subject to a standing electronic funds transfer authorization), Buyer will use commercially reasonable efforts to provide such bills to Seller prior to payment of such bills, but failure to provide such bills timely shall not affect the right of Buyer to reduce the amount described in this clause 8(I)(b) unless such failure shall have caused Seller a loss in excess of $5,000.00.

(II)(a) To the extent Seller has paid amounts related to remittances, money order purchases, money transfers and like transactions occurring after the date the Purchase is consummated to vendors such as Western Union, within one (1) business day of notice thereof by Seller to Buyer, Buyer shall reimburse Seller for such amounts.

(b) Within five (5) business days after the date the Purchase is consummated, the Buyer shall, to the extent current consumer receivables transferred to Buyer exceed $1,700,000 immediately prior to the Purchase, pay to Seller an amount equal to (i) 80% of the amount of the total current consumer receivables transferred to Buyer pursuant to the terms hereof exceeds $1,700,000 and (ii) 100% of the cash transferred to Buyer pursuant to the terms hereof. By way of example, if the Seller shall have transferred $1,800,000 in current consumer receivables and $100,000 in cash to Buyer, then Buyer shall owe Seller $180,000. If transferred current consumer receivables and cash in the aggregate exceed $1,700,000, but current consumer receivables transferred is less than $1,700,000, then Buyer shall pay an amount in cash that would have reduced the aggregate amount of cash and net current consumer receivables to $1,700,000.

(c) Within five (5) business days after the Effective Date, the Buyer shall pay to Seller the amount of rent paid by Seller with respect to the Locations for the month of May (or June, if applicable) pro-rated based on days occupied by Buyer.

(d) Within five (5) business days after the date the Purchase is consummated, the Buyer shall pay to Seller the equivalent amount of any security deposits held for any utilities (electric, water, etc.), and by any landlords pursuant to the Business Leases; each of BCCOF II and Seller hereby assign, set over and transfer all of its right, title and interest in and to such security deposits, and agree to (a) turn over any security deposit refund paid and (b) execute and deliver any documentation reasonably requested by Buyer to disclaim any interest in such security deposits.

(III) Seller shall have the right to use the Location commonly known as 899 NW 37th Avenue, Miami, Florida 33125 as its headquarters/collections suite (it being understood that such use shall be limited to the second floor and the space to be provided for its collections function) until July 16, 2016; provided, however, that such right shall immediately terminate if (a) Seller materially interferes with the Buyer’s use and enjoyment of such Location, (b) Seller materially damages the Location (and Seller hereby agrees to indemnify and hold harmless Buyer from any loss, damages or other liability relating to Seller’s use of the Location, including, without limitation, any disposal costs or charges) or (c) if Seller shall inform Buyer that it has moved its headquarters and collections functionality to another location at an earlier date. To the extent Seller remains at such Location after its right to use the Location, Buyer shall be entitled to liquidated damages of $500 per week until Seller vacates the premises; provided, however, that the payment of such amounts does not extend Seller’s right to occupy the premises.

9.                                    Trademark. The Buyer’s right to use the Check Cashing USA mark under the terms of agreements in effect as of January 31, 2016 until September 30, 2017 is hereby ratified and confirmed, and the Second Amended and Restated Trademark License Agreement dated as of January 22, 2016 by and between Buyer and BCCOF II is hereby deemed to be amended to include the Locations on Exhibit B thereof. Notwithstanding anything else in any agreement between the Parties, on September 30, 2017, the Buyer’s right to use such mark shall terminate.

10.                             Bulk Sales Law. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

11.                             Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties. No waiver of compliance with any provision or condition hereof will be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of any Party to exercise, and no delay in exercising, any of its rights hereunder will not operate as a waiver thereof, nor will any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

12.                             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely in Ohio, without regard to any law that would result in the application of the laws of another jurisdiction.

13.                             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including PDF) will be effective as delivery of a manually executed counterpart to this Agreement.

14.                             Successors and Assigns. This Agreement and the obligations of the Parties hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement, the

Acquired Assets, the Assumed Liabilities, nor any of the rights, duties or obligations may be assigned to any Person without the written consent of the Parties. This Agreement and the Exhibits hereto and the other documents delivered by the Parties in connection herewith, and each transaction contemplated hereby, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the Parties with respect thereto.

15.                             Specific Performance. Each Pasty’s obligation under this Agreement is unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

16.                             Indemnity of Seller. From and after the Purchase, the Buyer and its respective successors and permitted assigns (collectively, the “Buyer Indemnitees”) will be entitled to reimbursement for any and all losses actually incurred by any of the Buyer Indemnitees following the Closing as a result of: (a) any breach of or inaccuracy in the representations and warranties of the Seller contained in this Agreement (including the Exhibits attached); and (b) any breach of the covenants or agreements of the Seller contained in this Agreement. However, the Buyer Indemnitees will not be entitled to indemnification for lost income, revenues or profits, multiples of earnings, diminution in value, consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages or any other similar damages.

17.                             No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall be construed to confer upon or give to any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

18.                             Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

19.                             Jurisdiction. Seller hereby irrevocably submits to the jurisdiction of the state or federal courts located in the State of Ohio, County of Franklin in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated thereby, and hereby agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof and thereof may not be enforced by such courts.

20.                             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Agreement.

21.                             WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENTOR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

22.                             Buyer agrees to keep the facts recited in the recitals hereto confidential for a period of 90 days, except as disclosure may be required by (a) law, regulation or legal process or (b) its public disclosure obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Seller have duly executed this Agreement as of the date firs therein above set forth

BUYER:

BUCKEYE CHECK CASHING OF FLORIDA, INC.

By:	/s/ Kyle Hanson
	Name:	Kyle Hanson
	Title:	President

SELLER:

TASO GROUP LLC

By:	/s/ Brian Socolow
	Name:	Brian Socolow
	Title:	MGR

BUCKEYE CHECK CASHING OF FLORIDA II, LLC

By:	/s/ Martin Osman
	Name:	Martin Osman
	Title:	Managing Member

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

SCHEDULE A

Locations

9500 NW 27th Ave	Miami FL	33142
795-B West 49th St	Hialeah	FL	33012
13825 SW 88th St	Miami FL	33186
899 NW 37th Ave	Miami FL	33125
18545 S. Dixie Hwy	Cutler Bay FL	33157

Schedule A-1

Exhibit B

NONE

Schedule B-1